Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
May 11, 2022	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2022 Results

Strong Underlying Net Sales and Profit Growth along with Core-Mark Acquisition Fuel Solid Results; Organic Independent Cases Grew Double Digits in 3Q22; Full Year Outlook Raised

Third-Quarter Fiscal 2022 Highlights

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Total case volume grew 35%
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Net sales increased 82% to $13.1 billion
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Gross profit improved 62% to $1.3 billion
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Net income increased 408% to $23.4 million
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Adjusted EBITDA increased 96% to $237.9 million1
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Diluted Earnings Per Share (“EPS”) increased 350% to $0.15
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Adjusted Diluted EPS increased 168% to $0.511

First-Nine Months Fiscal 2022 Highlights

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Total case volume grew 34%
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Net sales increased 72% to $36.3 billion
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Gross profit improved 53% to $3.8 billion
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Net income increased 292% to $36.5 million
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Adjusted EBITDA increased 60% to $662.7 million1
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Diluted EPS increased 243% to $0.24
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Adjusted Diluted EPS increased 92% to $1.52 1

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2022 business results.

“PFG again delivered strong results in the fiscal third quarter as our company builds on the strength of all three operating segments,” said George Holm, PFG’s Chairman & Chief Executive Officer. “Our independent restaurant business kept its strong momentum, growing organic case volume by double digits even as we begin to lap a better operating environment in the year-ago period. The integration of Core-Mark continues to meet or exceed our expectations, and new business wins support our long-term vision for accelerating sales and profit growth in the convenience business. Vistar is experiencing very strong profit performance, and we are increasingly confident in a recovery as the theater and office coffee channels show signs of improvement. We have delivered these results while maintaining a strong financial position and generating solid cash flow. As a result, we are increasing our full year financial guidance and believe we now have a path to $1 billion of Adjusted EBITDA in the current fiscal year.”

1
This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Third-Quarter Fiscal 2022 Financial Summary

Total case volume increased 35.3% for the third quarter of fiscal 2022 compared to the prior year period. Total case volume included Core-Mark Holding Company, Inc. (“Core-Mark”) and a 13.7% increase in organic independent cases. Organic case volume increased 8.3% in the third quarter of fiscal 2022 compared to the prior year period.

Net sales for the third quarter of fiscal 2022 grew 81.6% to $13.1 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, an increase in selling price per case as a result of inflation, and the declining adverse effects of the novel coronavirus ("COVID-19") pandemic, which had a more significant adverse impact in the third quarter of the prior year. The acquisition of Core-Mark contributed $4.1 billion of net sales for the third quarter of fiscal 2022. Overall cost inflation for the Company was approximately 13.6%.

Gross profit for the third quarter of fiscal 2022 grew 61.6% to $1.3 billion compared to the prior year period. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel. The Core-Mark acquisition contributed gross profit of $243.1 million in the third quarter of fiscal 2022.

Operating expenses rose 57.8% to $1.3 billion in the third quarter of fiscal 2022 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark, which contributed $216.6 million of operating expenses in the third quarter of fiscal 2022. Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. In the third quarter of fiscal 2022, the Company experienced a $16.0 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year period as a result of the current labor market's impact on the Company's ability to hire and retain qualified labor. Additionally, the Company had increases in workers' compensation and automobile insurance expense and fuel expenses due to higher fuel prices compared to the prior year period.

Net income for the third quarter of fiscal 2022 increased 407.9% year-over-year to $23.4 million. The increase was primarily a result of the $45.2 million increase in operating profit, partially offset by a $15.1 million increase in income tax expense. The effective tax rate in the third quarter of fiscal 2022 was approximately 31.3% compared to 37.1% in the third quarter of fiscal 2021. The effective tax rate for the third quarter of fiscal 2022 differed from the prior year period due to the increase of state taxes and non-deductible expense as a percentage of book income and the decrease in deductible discrete items related to stock-based compensation as a percentage of book income.

EBITDA increased 92.8% to $204.0 million in the third quarter of fiscal 2022 compared to the prior year period. For the quarter, Adjusted EBITDA rose 96.3% to $237.9 million compared to the prior year period.

Diluted EPS increased 350.0% to $0.15 per share in the third quarter of fiscal 2022 compared to the prior year period. Adjusted Diluted EPS increased 168.4% to $0.51 per share in the third quarter of fiscal 2022 compared to the prior year period.

First-Nine Months Fiscal 2022 Financial Summary

Total case volume increased 34.0% in the first nine months of fiscal 2022 compared to the prior year period. Total case volume included Core-Mark and an 18.5% increase in organic independent cases. Organic total case volume increased 13.9% in the first nine months of fiscal 2022 compared to the prior year period.

Net sales for the first nine months of fiscal 2022 was $36.3 billion, an increase of 72.1% versus the comparable prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, an increase in selling price per case as a result of inflation, and the declining adverse effects of the COVID-19 pandemic, which had a more significant adverse impact in the first nine months of the prior year. The acquisition of Core-Mark contributed $9.9 billion of net sales since the acquisition date. Overall cost inflation for the Company was approximately 11.2%.

Gross profit for the first nine months of fiscal 2022 increased 53.2% to $3.8 billion compared to the prior year period. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel. The Core-Mark acquisition contributed gross profit of $577.4 million since the acquisition date, which includes $8.8 million of amortization of the step up in fair value of inventory acquired.

Operating expenses increased 53.6% to $3.6 billion in the first nine months of fiscal 2022 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark, which contributed $512.0 million of operating expenses since the acquisition date. Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. In the first nine months of fiscal 2022, the Company experienced a $102.3 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year period, as a result of the current labor market's impact on the Company's ability to hire and retain qualified labor. Additionally, the Company had increases in workers' compensation and automobile insurance expense, professional fees, and fuel expenses due to higher fuel prices compared to the prior year period.

Net income increased 292.5% to $36.5 million for the first nine months of fiscal 2022 compared to the prior year period. The increase was primarily a result of the $54.5 million increase in operating profit, partially offset by a $21.1 million increase in interest expense. The effective tax rate in the first nine months of fiscal 2022 was approximately 28.4% compared to 14.2% in the first nine months of fiscal 2021. The effective tax rate differed from the prior year period due to the increase of state taxes and non-deductible expense as a percentage of book income and the decrease in deductible discrete items related to stock-based compensation as a percentage of book income.

EBITDA increased 41.2% to $525.3 million in the first nine months of fiscal 2022 compared to the prior year period. For the first nine months of fiscal 2022 Adjusted EBITDA increased 59.9% to $662.7 million compared to the prior year period.

Diluted EPS increased 242.9% to $0.24 per share in the first nine months of fiscal 2022 compared to the prior year period. Adjusted Diluted EPS increased 92.4% to $1.52 per share in the first nine months of fiscal 2022 over the prior year period.

Cash Flow and Capital Spending

In the first nine months of fiscal 2022, PFG provided $390.6 million in cash flow from operating activities compared to $173.1 million of cash flow provided by operating activities in the prior year period. The increase in cash flow from operating activities was largely driven by improvements in working capital in the first nine months of fiscal 2022 and the prior year payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown Company LLC. For the first nine months of fiscal 2022, PFG invested $140.8 million in capital expenditures, an increase of $21.9 million versus the prior year period. During the first nine months of fiscal 2022, PFG delivered free cash flow of $249.8 million compared to free cash flow of $54.2 million in the prior year period.1

Third-Quarter Fiscal 2022 Segment Results

In the second quarter of fiscal 2022, PFG changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar and Convenience.

Foodservice

Third-quarter net sales for Foodservice increased 27.3% to $6.6 billion compared to the prior year period. This increase in net sales was driven by growth in cases sold due to the declining adverse effects of the COVID-19 pandemic on the restaurant industry, and an increase in selling price per case as a result of inflation. Overall product cost inflation for Foodservice was approximately 19.2% for the third quarter of fiscal 2022. Securing new and expanding business with independent customers resulted in organic independent case growth of approximately 13.7% for the third quarter of fiscal 2022 compared to the prior year period. For the third quarter of fiscal 2022, independent sales as a percentage of total segment sales were 37.6%.

Third-quarter EBITDA for Foodservice increased 22.6% to $169.6 million compared to the prior year period. Gross profit increased 27.3% in the third quarter of fiscal 2022 compared to the prior year period driven by an increase in the gross profit per case, as well as an increase in cases sold. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold to independent customers, including more Performance Brands products sold to our independent customers. Operating expenses, excluding depreciation and amortization, for Foodservice increased 28.5% for the third quarter of fiscal 2022 compared to the prior year period as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses, including temporary contract labor costs and the associated travel expenses. The increase in operating expenses was also driven by increases in fuel expense and workers' compensation and automobile insurance expenses.

Vistar

For the third quarter of fiscal 2022, net sales for Vistar increased 51.1% to $892.2 million compared to the prior year period. This increase was driven primarily by the declining adverse effects of the COVID-19 pandemic on the channels Vistar serves.

Third-quarter EBITDA for Vistar increased 222.1% to $48.0 million versus the prior year period. The increase was the result of a 61.0% increase in gross profit for the third quarter of fiscal 2022 compared to the prior year period, partially offset by a 31.0% increase in operating expenses. Operating expenses increased primarily as a result of increased sales volume described above, and the resulting impact on variable operational and selling expenses. Operating expenses also increased as a result of increases in personnel expense and fuel expense.

Convenience

Third-quarter net sales for Convenience increased 292.9% to $5.6 billion compared to the prior year period. Net sales related to cigarettes for the third quarter of fiscal 2022 was $3,522.2 million, which includes $981.6 million related to tobacco excise taxes, compared to net sales of cigarettes of $1,003.8 million, which includes $276.9 million of tobacco excise taxes for the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, which contributed $4,149.6 million of net sales for the third quarter of fiscal 2022.

Third-quarter EBITDA for Convenience increased 2,035.0% to $42.7 million compared to the prior year period. Gross profit growth of 436.9% for the third quarter of fiscal 2022 compared to the prior year period was fueled by the Core-Mark acquisition, which contributed gross profit of $243.1 million in the third quarter of fiscal 2022. The increase in gross profit was partially offset by increase of operating expenses primarily as a result of the Core-Mark acquisition, which contributed an additional $214.0 million of operating expenses in the third quarter of fiscal 2022, excluding depreciation and amortization, along with increases in personnel and fuel expenses.

Fiscal 2022 Outlook

For the full fiscal year 2022, PFG now expects net sales to be in a range of $50.5 billion to $51 billion and Adjusted EBITDA to be in a range of $990 million to $1 billion. PFG had previously expected net sales to be in a range of $50 billion to $51 billion and Adjusted EBITDA to be in a range of $970 million to $990 million. This outlook includes the impact of 10 months of Core-Mark’s business results.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, May 11, 2022, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 30,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Core-Mark and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended July 3, 2021 filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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the material adverse impact the COVID-19 pandemic has had and is expected to continue to have on the global markets, the restaurant industry, and our business specifically, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation and other factors;
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we do not have long-term contracts with certain of our customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and other natural disaster damage;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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volatility of fuel and other transportation costs;
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inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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we may be unable to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and the effects of global warming;
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the risk that we fail to comply with requirements imposed by applicable law or government regulations, including increased regulation of electronic cigarette and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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if the products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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product liability claims relating to the products we distribute and other litigation;
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adverse judgements or settlements or unexpected outcomes in legal proceedings;
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negative media exposure and other events that damage our reputation;
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decrease in earnings from amortization charges associated with acquisitions;
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impact of uncollectibility of accounts receivable;
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difficult economic conditions affecting consumer confidence;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our outstanding indebtedness;

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our ability to raise additional capital;
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the following risks related to the acquisition of Core-Mark:
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the possibility that the expected synergies and value creation from the acquisition will not be realized or will not be realized within the expected time period;
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the risk that unexpected costs will be incurred in connection with the integration of the acquisition or that the integration of Core-Mark will be more difficult or time consuming than expected;
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the inability to retain key personnel;
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disruption from the acquisition including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and
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the risk that the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended April 2, 2022	Three Months Ended March 27, 2021	Nine Months Ended April 2, 2022	Nine Months Ended March 27, 2021
Net sales	$13,079.0	$7,202.5	$36,304.1	$21,094.5
Cost of goods sold	11,733.4	6,369.8	32,537.4	18,635.2
Gross profit	1,345.6	832.7	3,766.7	2,459.3
Operating expenses	1,277.0	809.3	3,592.1	2,339.2
Operating profit	68.6	23.4	174.6	120.1
Other expense, net:
Interest expense, net	45.9	37.1	135.1	114.0
Other, net	(11.3)	(1.6)	(11.4)	(4.7)
Other expense, net	34.6	35.5	123.7	109.3
Income (loss) before taxes	34.0	(12.1)	50.9	10.8
Income tax expense (benefit)	10.6	(4.5)	14.4	1.5
Net income (loss)	$23.4	$(7.6)	$36.5	$9.3
Weighted-average common shares outstanding:
Basic	153.3	132.3	148.6	132.0
Diluted	154.9	132.3	150.2	133.2
Earnings (loss) per common share:
Basic	$0.15	$(0.06)	$0.25	$0.07
Diluted	$0.15	$(0.06)	$0.24	$0.07

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of April 2, 2022	As of July 3, 2021
ASSETS
Current assets:
Cash	$13.7	$11.1
Accounts receivable, less allowances of $56.5 and $42.6	2,185.7	1,580.0
Inventories, net	3,085.3	1,839.4
Income taxes receivable	57.6	49.6
Prepaid expenses and other current assets	226.1	100.3
Total current assets	5,568.4	3,580.4
Goodwill	2,291.5	1,354.7
Other intangible assets, net	1,243.8	796.4
Property, plant and equipment, net	2,104.7	1,589.6
Operating lease right-of-use assets	642.8	438.7
Restricted cash and other assets	128.4	85.9
Total assets	$11,979.6	$7,845.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,556.3	$1,776.5
Accrued expenses and other current liabilities	758.6	625.0
Finance lease obligations-current installments	76.2	48.7
Operating lease obligations-current installments	112.8	77.0
Total current liabilities	3,503.9	2,527.2
Long-term debt	3,721.1	2,240.5
Deferred income tax liability, net	423.8	140.4
Finance lease obligations, excluding current installments	362.4	255.0
Operating lease obligations, excluding current installments	546.8	378.0
Other long-term liabilities	217.1	198.5
Total liabilities	8,775.1	5,739.6
Total shareholders’ equity	3,204.5	2,106.1
Total liabilities and shareholders’ equity	$11,979.6	$7,845.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine Months Ended April 2, 2022	Nine Months Ended March 27, 2021
Cash flows from operating activities:
Net income	$36.5	$9.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	339.3	247.1
Provision for losses on accounts receivables	8.2	(7.9)
Change in LIFO Reserve	55.3	9.3
Other non-cash activities	55.8	36.0
Changes in operating assets and liabilities, net:
Accounts receivable	(68.4)	(123.5)
Inventories	(171.5)	1.8
Income taxes receivable	18.3	114.8
Prepaid expenses and other assets	1.5	(31.9)
Trade accounts payable and outstanding checks in excess of deposits	177.4	(95.6)
Accrued expenses and other liabilities	(61.8)	13.7
Net cash provided by operating activities	390.6	173.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(140.8)	(118.9)
Net cash paid for acquisitions	(1,651.1)	(18.1)
Other	3.7	6.6
Net cash used in investing activities	(1,788.2)	(130.4)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	835.7	(103.8)
Payment of Additional Junior Term Loan	—	(110.0)
Borrowing of Notes due 2029	1,000.0	—
Repayment of Notes due 2024	(350.0)	—
Cash paid for debt issuance, extinguishment and modifications	(24.9)	(0.1)
Payments under finance lease obligations	(67.4)	(27.3)
Cash paid for acquisitions	(1.4)	(136.4)
Proceeds from exercise of stock options and employee stock purchase plan	15.0	20.5
Cash paid for shares withheld to cover taxes	(10.7)	(4.2)
Other	(0.1)	(0.6)
Net cash provided by (used in) financing activities	1,396.2	(361.9)
Net decrease in cash and restricted cash	(1.4)	(319.2)
Cash and restricted cash, beginning of period	22.2	431.8
Cash and restricted cash, end of period	$20.8	$112.6

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of April 2, 2022	As of July 3, 2021
Cash	$13.7	$11.1
Restricted cash(1)	7.1	11.1
Total cash and restricted cash	$20.8	$22.2

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Nine Months Ended April 2, 2022	Nine Months Ended March 27, 2021
Cash paid (received) during the year for:
Interest	$101.8	$81.2
Income tax payments (refunds), net	3.0	(117.8)

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	April 2, 2022	March 27, 2021	Change	%
Net income (loss) (GAAP)	$23.4	$(7.6)	$31.0	407.9
Interest expense, net	45.9	37.1	8.8	23.7
Income tax expense (benefit)	10.6	(4.5)	15.1	335.6
Depreciation	75.8	50.7	25.1	49.5
Amortization of intangible assets	48.3	30.1	18.2	60.5
EBITDA (Non-GAAP)	204.0	105.8	98.2	92.8
Non-cash items (A)	32.9	13.0	19.9	153.1
Acquisition, integration & reorganization charges (B)	9.7	3.6	6.1	169.4
Productivity initiatives and other adjustment items (C)	(8.7)	(1.2)	(7.5)	(625.0)
Adjusted EBITDA (Non-GAAP)	$237.9	$121.2	$116.7	96.3

Diluted earnings (loss) per share (GAAP)	$0.15	$(0.06)	$0.21	350.0
Impact of amortization of intangible assets	0.31	0.22	0.09	40.9
Impact of non-cash items	0.21	0.10	0.11	110.0
Impact of acquisition, integration & reorganization charges	0.06	0.03	0.03	100.0
Impact of productivity initiatives and other adjustment items	(0.05)	(0.01)	(0.04)	(400.0)
Tax impact of above adjustments	(0.17)	(0.09)	(0.08)	(88.9)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.51	$0.19	$0.32	168.4

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $10.6 million and $7.0 million for the third quarter of fiscal 2022 and the third quarter of fiscal 2021, respectively. In addition, this includes an increase in the last-in-first-out (“LIFO”) reserve of $3.1 million for Foodservice and $17.9 million for Convenience for the third quarter of fiscal 2022 compared to a decrease of $2.3 million for Foodservice and an increase of $3.7 million for Convenience for the third quarter of fiscal 2021.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by our ABL Facility.

	Nine Months Ended
($ in millions, except share and per share data)	April 2, 2022	March 27, 2021	Change	%
Net income (GAAP)	$36.5	$9.3	$27.2	292.5
Interest expense, net (A)	135.1	114.0	21.1	18.5
Income tax expense	14.4	1.5	12.9	860.0
Depreciation	203.2	158.4	44.8	28.3
Amortization of intangible assets	136.1	88.7	47.4	53.4
EBITDA (Non-GAAP)	525.3	371.9	153.4	41.2
Impact of non-cash items (B)	93.6	31.1	62.5	201.0
Impact of acquisition, integration & reorganization charges (C)	47.0	13.0	34.0	261.5
Impact of productivity initiatives and other adjustment items (D)	(3.2)	(1.6)	(1.6)	(100.0)
Adjusted EBITDA (Non-GAAP)	$662.7	$414.4	$248.3	59.9

Diluted earnings per share (GAAP)	$0.24	$0.07	$0.17	242.9
Impact of amortization of intangible assets	0.91	0.67	0.24	35.8
Impact of non-cash items	0.62	0.23	0.39	169.6
Impact of acquisition, integration & reorganization charges	0.31	0.10	0.21	210.0
Impact of productivity initiatives and other adjustment items	(0.02)	(0.01)	(0.01)	(100.0)
Tax impact of above adjustments	(0.54)	(0.27)	(0.27)	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.52	$0.79	$0.73	92.4

A.
Includes a $3.2 million loss on extinguishment of debt for the first nine months of fiscal 2022 related to the early redemption of the Notes due 2024

B.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $34.9 million and $19.3 million for the first nine months of fiscal 2022 and the first nine months of fiscal 2021, respectively. In addition, this includes increases in the LIFO reserve of $17.0 million for Foodservice and $38.2 million for Convenience for the first nine months of fiscal 2022 compared to increases of $5.1 million for Foodservice and $4.2 million for Convenience for the first nine months fiscal 2021.
C.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
D.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by our ABL Facility.

(In millions)	Nine Months Ended April 2, 2022	Nine Months Ended March 27, 2021
Net cash provided by operating activities (GAAP)	$390.6	$173.1
Purchases of property, plant and equipment	(140.8)	(118.9)
Free cash flow (Non-GAAP)	$249.8	$54.2

Segment Results

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience.

Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2022, this also includes the operating results from certain recent acquisitions.

The presentation and amounts for the three and nine months ended March 27, 2021 have been restated to reflect the segment changes described above.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	April 2, 2022	March 27, 2021	Change	%
Foodservice	$6,604.9	$5,186.5	$1,418.4	27.3
Vistar	892.2	590.3	301.9	51.1
Convenience	5,574.6	1,418.9	4,155.7	292.9
Corporate & All Other	134.7	100.0	34.7	34.7
Intersegment Eliminations	(127.4)	(93.2)	(34.2)	(36.7)
Total net sales	$13,079.0	$7,202.5	$5,876.5	81.6

	Nine Months Ended
	April 2, 2022	March 27, 2021	Change	%
Foodservice	$19,181.3	$15,110.3	$4,071.0	26.9
Vistar	2,646.0	1,739.1	906.9	52.1
Convenience	14,455.8	4,228.4	10,227.4	241.9
Corporate & All Other	376.7	299.1	77.6	25.9
Intersegment Eliminations	(355.7)	(282.4)	(73.3)	(26.0)
Total net sales	$36,304.1	$21,094.5	$15,209.6	72.1

EBITDA

	Three Months Ended
	April 2, 2022	March 27, 2021	Change	%
Foodservice	$169.6	$138.3	$31.3	22.6
Vistar	48.0	14.9	33.1	222.1
Convenience	42.7	2.0	40.7	2,035.0
Corporate & All Other	(56.3)	(49.4)	(6.9)	(14.0)
Total EBITDA	$204.0	$105.8	$98.2	92.8

	Nine Months Ended
	April 2, 2022	March 27, 2021	Change	%
Foodservice	$487.5	$449.8	$37.7	8.4
Vistar	126.9	42.0	84.9	202.1
Convenience	119.4	25.0	94.4	377.6
Corporate & All Other	(208.5)	(144.9)	(63.6)	(43.9)
Total EBITDA	$525.3	$371.9	$153.4	41.2